U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.   Name and Address of Reporting Person:
     Blosch and Holmes, LLC, 2081 South Lakeline Drive, Salt Lake City, UT
     84109

2.   Date of Event Requiring Statement (Month/Date/Year): 05/16/96

3.   IRS or Social Security Number of Reporting Person (Voluntary):

4.   Issuer Name and Ticker or Trading Symbol:
     Zevex International, Inc. (ZVX)

5.   Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     ( ) Director ( ) Officer, give title below (X) 10% Owner ( ) Other
     Title:

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

          TABLE I - Non-Derivative Securities Beneficially Owned

1. Title of Security     2. Amount of    3. Ownership     4.  Nature of
                            Securities      Form: Direct      Indirect
                            Beneficially    (D) or            Beneficial
                            Owned           Indirect (I)      Ownership
--------------------     --------------- ---------------  ---------------
Common Stock                 250,000            D


          TABLE II - Derivative Securities Beneficially Owned

1. Title of 2. Date Exercisable 3. Title and Amount of 4. Conver-  5.
Ownership 6. Nature
 Derivative  and Expiration      Securities Underlying  sion or     Form
of      Of
 Security    Date (Month Day     Derivative Security    Exercise
Derivative   Indirect
             Year)                                      Price of
Security:    Ownership
            ------------------- ----------------------  Derivative  Direct (D)
            Date Exer- Expira-  Title       Amount or   Security    Or
Indirect
            cisable    tion                 Number of               (I)
                       Date                 Shares
----------- ---------- -------- ----------- ----------  ----------
----------- ----------

None


Explanation of Responses:

Signature of Reporting Person: Blosch and Holmes, LLC
                               /S/ Kirk Blosch, Manager
Date: 5/29/97